Exhibit No. 99.2

UNITED RETAIL GROUP ANNOUNCES SECOND QUARTER RESULTS

— Net Sales Increase 13% —
— Company Posts Net Income of $4.1 million —

Rochelle Park, New Jersey, August 17, 2005 - United Retail Group, Inc. (NASDAQ-NMS: "URGI") today announced operating results for the second quarter and first half of fiscal 2005, ended July 30, 2005.

For the second quarter, net sales increased 13% to $114.7 from $101.3 million in the prior year period. Comparable store sales increased 15% for the fiscal quarter.

Net income for the second quarter was $4.1 million, or $0.31 per diluted share, compared with a net loss of $1.6 million, or a loss of $0.12 per share, in the second quarter of 2004.

For the first half of the fiscal year, net sales increased 11% to $221.2 million from $198.8 million in the prior year period. Comparable store sales increased 13% for the first half of the fiscal year.

Net income for the first half of the fiscal year was $5.1 million, or $0.39 per diluted share, compared with a net loss of $4.9 million, or a loss of $0.38 per share, in the prior year period.

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, stated: “I believe that our improved financial results reflect a fundamental change in the business. The product, assortment composition, brand marketing and display have been the focus of our repositioning strategy. As these changes were taking hold, the customer responded more and more favorably. We will continue to focus our energy on strengthening the product line to differentiate the AVENUE® brand and generate continued positive momentum.”

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, stated, “We are quite pleased that during the quarter we experienced very strong full price selling and exceeded our sales plan for the quarter. This resulted in a dramatic decline in clearance inventory levels at the end of the quarter and a corresponding 11% decline in total inventory levels versus last year on a cost per square foot basis.”

Net income for the second quarter includes certain offsetting special items. First, in the Stanford wage and hour class action in California, the Court approved the fairness of the terms of the settlement agreement, which led to a $0.5 million partial reversal of expense that was accrued in prior years for the anticipated settlement costs. Separately, $0.5 million of non-cash expense was incurred as a result of an increase in the market value of the Company stock held in the Company’s Supplemental Retirement Savings Plan (“SRSP”). It is important to note that recent changes to the SRSP will eliminate this unfavorable accounting treatment in the future.

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United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss second quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until August 31, 2005. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 508 AVENUE® stores with 2,222,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

* * *

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; governmental restrictions on the volume of imports of apparel from China; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Melissa Merrill Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC.
2ND QTR 2005
(000'S)

Consolidated Statements of Operations

	13 weeks ended			26 weeks ended
	(Unaudited) July 30, 2005	(Unaudited) July 31, 2004	Percent + or -	(Unaudited) July 30, 2005	(Unaudited) July 31, 2004	Percent + or -

Net sales	$114,702	$101,269	13.3%	$221,233	$198,788	11.3%
Cost of goods sold, including
buying and occupancy costs	83,999	80,519	4.3%	164,839	157,246	4.8%
Gross profit	30,703	20,750	48.0%	56,394	41,542	35.8%
General, administrative and
store operating expenses	26,069	23,496	11.0%	50,896	47,386	7.4%
Operating income (loss)	4,634	(2,746)	-	5,498	(5,844)	-
Interest income (1)	144	1,193	-	199	1,207	-
Interest expense	(127)	(190)	-	(346)	(420)	-
Income (loss) before income taxes	4,651	(1,743)	-	5,351	(5,057)	-
Provision for (benefit from) income taxes(2)	597	(184)	-	293	(135)	-
Net income (loss)	$4,054	($1,559)	-	$5,058	($4,922)	-

Weighted average shares
outstanding:
Basic	12,784	12,742		12,723	12,840
Diluted	13,070	12,742		12,960	12,840

Net loss per common share:
Basic	$0.32	($0.12)		$0.40	($0.38)
Diluted	$0.31	($0.12)		$0.39	($0.38)

(1) Includes for the thirteen and twenty-six weeks ended July 31, 2004, interest income of $1.168 million related to an Internal Revenue Service settlement.

(2) Includes (decrease) increase to valuation allowances for the thirteen weeks ended July 30, 2005 and July 31, 2004 of ($1.8 million) and $1.2 million, respectively, and for the twenty-six weeks ended July 30, 2005 and July 31, 2004 ($1.3 million) and $2.6 million, respectively, related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed Balance Sheets	(Unaudited) July 30, 2005	(Unaudited) July 31, 2004
Assets
Cash and cash equivalents	$33,086	$18,366
Inventory	42,298	48,549
Other	8,580	7,803
Total Current Assets	$83,964	$74,718

Property and equipment, net	72,125	85,033
Deferred compensation plan assets	3,957	3,962
Other assets	1,881	1,960

Total assets	$161,927	$165,673

Liabilities and Stockholders' Equity Current Liabilities	$58,063	$55,525

Long-term distribution center financing	2,263	2,987
Long-term capital leases	803	2,661
Deferred lease incentives	11,733	13,669
Deferred compensation plan liabilities	3,957	4,519
Other non-current liabilities	7,826	10,708
Stockholders' equity (1)	77,282	75,604

Total liabilities and stockholders' equity	$161,927	$165,673

(1) In July 2004, paid-in capital increased $1.157 million relating to an Internal Revenue Service settlement.

At July 30, 2005, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $4.2 million, trade letters of credit for the account of the Company were outstanding in the amount of $23.9 million, standby letters of credit were outstanding in the amount of $6.1 million and no loan from CIT was outstanding. The Company’s balance sheet cash on hand was unrestricted.

Statistics	13 weeks ended		26 weeks ended
Store Count	(Unaudited) July 30, 2005	(Unaudited) July 31, 2004	(Unaudited) July 30, 2005	(Unaudited) July 31, 2004

Beginning of period	512	533	514	535
New	0	0	0	0
Closed	(4)	(3)	(6)	(5)
End of period	508	530	508	530

Selling Square Footage (000's)

Beginning of period	2,239	2,318	2,249	2,327
New/Expansion	0	0	0	0
Closed	(17)	(9)	(27)	(18)
End of period	2,222	2,309	2,222	2,309

Average	2,231	2,315	2,236	2,316